Exhibit 99.1

  NaPro Restructures Outstanding Convertible Securities

  BOULDER, Colo.--(BW HealthWire)--Jan. 8, 1998--NaPro BioTherapeutics, Inc. (Nasdaq: NPRO) announced today that the Company has reached agreements in principle with the holders of its 5% Senior Convertible Notes (the "Notes") and its Series C Convertible Preferred Stock (the "Preferred Stock") which were designed to, over the period through December 31, 1998: (I) fix the maximum number of shares which could issued under the combined instruments at approximately 5.6 million shares, (II) limit the number of shares which could be converted in the event the stock price is below $4.00 per share to no more than 450,000 shares per month and (III) suspend the ability of the investors to force the Company to redeem any portion of their Notes or Preferred Stock for cash. In the event there is an unconverted amount on January 1, 1999, such amount will be convertible under the original terms of the agreements. If prior to December 31, 1998, the maximum conversion shares are issued at an average conversion price of about $2.70 per share, there will be no convertible securities outstanding at year end.

  Under the original terms of the notes, in late December 1997, in connection with a substantial decline in the Company's stock price, a portion of the principal amount of the Notes became inconvertible. Absent a waiver or modification of its arrangements with the holders of the Notes, the Company would have been required to have redeemed for cash the inconvertible portion of such Notes. The Preferred Stock contains similar limitations with respect to its conversion.

  The agreements in principle are subject to negotiation of mutually acceptable documentation which the Company expects to be completed by January 19, 1998.

  NaPro BioTherapeutics, Inc. headquartered in Boulder, Colorado, with additional manufacturing and plantation operations in British Columbia, Canada, is a biopharmaceutical company focused on the development, production and licensing of complex natural-product pharmaceuticals.

  Except for the historical matters contained herein, statements in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Investors are cautioned that forward looking statements involve risks and uncertainties which may affect NaPro's business and prospects, including the risk that IVAX may not obtain regulatory approval or successfully commercialize Paxene (IVAX's formulation of NaPro paclitaxel) and certain economic, competative, governmental, technological and other factors discussed in NaPro's filings with the Securities and Exchange Commission including the Form 8K to be filed in conjunction with this transaction.

  Contact:                                        Gordon Link
                                                  NaPro BioTherapeutics, Inc.
                                                  VP and Chief Financial Officer
                                                  tel: (303) 530-3891

                                                                              Or

                                                  Ruth Markowitz (investors)
                                                  Lisa Burns (media)
                                                  Burns McClellan, Inc.

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                                                  Tel: (212) 213-0006

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